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                                                                    EXHIBIT 99.1

[LOGO] United
       Rentals

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FOR IMMEDIATE RELEASE
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UNITED RENTALS ANNOUNCES PLANNED SALE OF SENIOR NOTES
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         GREENWICH, CT, December 10, 2002 - United Rentals, Inc. (NYSE: URI)
announced today that it expects to proceed with an offering of approximately $200 million aggregate principal amount of its 10-3/4% Senior Notes due 2008 in a transaction that will be exempt from the registration requirements of the Securities Act of 1933. The Notes are expected to be issued under the indenture governing, and have terms nearly identical to, the outstanding 10-3/4% Senior Notes due 2008 issued by the Company in April 2001.

         The Company expects to use approximately $100 million of the net proceeds from the offering to repay a portion of its outstanding term loans and the balance primarily to repay outstanding borrowings under its revolving credit facility. In connection with the offering, the Company expects to amend its senior credit facility to, among other things, obtain greater flexibility with respect to certain financial ratios through the end of 2004. Completion of the offering will be conditioned on this amendment being obtained. The Company will also reduce the maximum borrowings available under its revolving credit facility from $750 million to $650 million.

         The Notes expected to be offered have not been, and will not be, registered under the Securities Act of 1933 and, accordingly, may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an applicable exemption from the registration requirements.

         United Rentals, Inc. is the largest equipment rental company in North America, with an integrated network of more than 750 locations in 47 states, seven Canadian provinces, and Mexico. The Company serves approximately 1.6 million customers, including construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. The Company offers for rent over 600 different types of equipment with a total original cost of approximately $3.7 billion. Additional information about United Rentals is available at the Company's web site at www.unitedrentals.com.
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         Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "contemplates," "expects," "will," or "anticipate" or the negative thereof or comparable terminology, or by discussions of strategy. The proposed offering has not been initiated and its completion is subject

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to a variety of uncertainties, including the obtaining of the contemplated bank amendment, general market conditions and changes in the Company's business and operations. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except to the extent required by law.

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Contact:
Fred Bratman
Vice President, Corporate Communications
United Rentals, Inc.
(203) 618-7323
fbratman@ur.com
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